Exhibit 99.1
AeroGrow Announces Improved Financial Results for the Third Quarter Ended December 31, 2010

•	Company Reports EBITDA Profit of $213,933 and Operating Profit of $35,619

Boulder, CO – February 14, 2011 - AeroGrow International, Inc. (OTCBB: AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended December 31, 2010.  The December quarter is the third quarter of AeroGrow’s fiscal year.

Financial Highlights for the Three Months Ended December 31, 2010

•	EBITDA profit of $213,933 for the quarter, versus a loss of $168,977 for the same quarter prior year
•	Operating profit of $35,619 for the quarter, up $403,451 from a loss of $367,832 in the quarter ended December 31, 2009
•	Gross margin improved to 42.4%, a 17.7 percentage point improvement from the September 30, 2010 quarter, reflecting increased efficiencies in manufacturing and distribution operations
•	Overhead expense was reduced 37% year-over-year, and was down more than 70% over the past two years
•	Seed kit and accessory sales, the recurring revenue portion of the business, represented 35% of total sales and continues to grow
•	Unit sales of grow lights, a major component of recurring revenue, increased 51% year-over-year
•	Cumulative gardens sold surpassed 1 million units
•	Proprietary database, including purchasers and active buyers, reached almost 700,000 names
•	Successfully implemented a new in-house order management system, improving fulfillment, online ordering and real-time marketing visibility

“One year ago we began the transformation from an unprofitable company generating revenue largely through wholesale sales to retailers, to a profitable one generating the majority of its revenue by selling directly to the consumer,” said Jack Walker, Chairman and CEO of AeroGrow.  “We believe that with our enhanced advertising effectiveness, improved gross margins and reduced overhead, we are now well-positioned to invest in the growth of our revenue base to drive towards a full year of profitability.  Executing these plans will require new capital, which we are currently seeking to acquire.”

Mr. Walker continued, “During the third quarter we experienced successful pilot tests in our mall kiosk programs, as well as print and TV advertising campaigns that we believe can provide strong growth in the coming years.  The Company sold approximately 50,000 AeroGardens in the quarter, which bodes well for our recurring revenue plan of selling seed kits, lighting equipment, and other accessories.  Going forward, management remains committed to maximizing its presence amongst all relevant markets, increasing profitability and improving overall shareholder value.”

Results of Operations

Three Months Ended December 31, 2010 and December 31, 2009

For the three months ended December 31, 2010, sales totaled $5,002,871, a $2,936,377, or 37.0% decrease from the same period in the prior year.  Approximately 78%, or $2,283,423, of the overall decline in revenue resulted from a 62.6% reduction in sales to retailers, a result of our strategic decision to reduce our exposure to the retail channel because of its low margins and high capital requirements.  Our direct-to-consumer sales also declined, by 14.3% from the prior year, reflecting the combined impact of a 44.9% reduction in the amount of revenue-generating media spending, and lower average pricing on sales of our products resulting from our shift to an “everyday low pricing” sales model.  Despite these issues, the effectiveness of our direct-to-consumer advertising continued to improve, and increased 55.5% year-over-year as we generated $5.30 of direct-to-consumer revenue for every dollar of revenue-generating media spent in the 2010 period, as compared to $3.41 of direct-to-consumer revenue per media dollar in 2009.  The strategic shift away from sales to retailers, the reduced media spend, and the lower pricing for certain of our products was reflected in lower sales of AeroGardens, which declined by 42.6% from the prior year.  Recurring revenue from seed kit and accessories declined as well, by 23.1%, principally because of lower pricing for seed kits and grow bulbs.  On a unit basis, seed kit sales were down 7.4% year-over-year, while grow bulb unit sales were up 51.2%.  Seed kit and accessory sales represented 35.0% percent of total revenue for the three months ended December 31, 2010, up from 28.7% in the prior year period.

Gross margin for the three months ended December 31, 2010 was 42.4%, as compared to 39.2% for the year earlier period.  The increase in percentage margin reflected a variety of factors during the current year period, including efficiencies achieved in our manufacturing and distribution operations and an increased mix of higher-margin direct-to-consumer and seed kit and accessory sales.  Operating expenses other than cost of revenue decreased $1,388,845, or 39.9%, from the prior year reflecting cost saving initiatives, reductions in media spending, and staffing reductions.

Our profit from operations totaled $35,619 for the three months ended December 31, 2010, as compared to a loss of $367,832 in the prior year period.  EBITDA, which we define as profit or loss from operations adjusted to exclude the impact of non-cash depreciation and amortization (reconciled in the table below), totaled to a profit of $213,933 as compared to an EBITDA loss in the prior year period of $168,977, representing a year-over-year improvement of $382,910.  The improved operating performance reflected the higher gross margin in the 2010 period combined with the significant decrease in operating expenses other than cost of revenue, partially offset by the impact of lower sales.  EBITDA is a non-GAAP financial measure that should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  We track EBITDA as a measure of the cash generating ability of our business.

Other income and expense for the three months ended December 31, 2010 totaled to a net other expense of $1,475,381, as compared to net other expense of $342,835 in the prior year period.  The net other expense in the current year period included $1,088,427 in non-cash expense related to the combined effect of the amortization of deferred financing costs (principally the value of warrants granted to a placement agent) and a debt discount, on convertible notes we issued during the current fiscal year.  These notes were considered to have been issued at a discount because they had a conversion price lower than the market price of our stock at the time of issuance, and because the notes were issued with warrants to purchase our common stock. The resulting discount is being amortized to expense over the life of the notes, as are the related financing costs.

The year-over-year increase in other expense more than offset the improvement in operating performance, and, as a result, the net loss for the three months ended December 31, 2010 increased to $1,439,762 from a net loss of $710,667 in the same period a year earlier.

The following table sets forth, as a percentage of sales, our financial results for the three months ended December 31, 2010 and the three months ended December 31, 2009:

	Three Months Ended December 31,
	2010	2009
Revenue
Product sales – retail, net	27.3%	46.0%
Product sales – direct to consumer, net	71.2%	52.4%
Product sales – international	1.5%	1.6%
Total sales	100.0%	100.0%

Operating expenses
Cost of revenue	57.6%	60.8%
Research and development	1.1%	1.2%
Sales and marketing	26.6%	29.8%
General and administrative	14.0%	12.8%
Total operating expenses	99.3%	104.6%
Profit/(loss) from operations	0.7%	-4.6%

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended December 31,		Nine Months ended December 31,
	2010	2009	2010	2009
Revenue
Product sales	$5,002,871	$7,939,248	$8,200,507	$14,204,890

Operating expenses
Cost of revenue	2,879,404	4,830,387	5,239,919	8,970,748
Research and development	56,810	93,046	146,570	385,598
Sales and marketing	1,328,326	2,369,726	2,738,613	4,777,624
General and administrative	702,712	1,013,921	2,411,195	3,767,727
Total operating expenses	$4,967,252	$8,307,080	$10,536,297	$17,901,697

Profit (loss) from operations	35,619	(367,832)	(2,335,790)	(3,696,807)

Other (income) expense, net
Interest (income)	(38)	(94)	(8,568)	(235)
Interest expense	1,198,705	297,975	2,650,205	736,594
Interest expense – related party	129,432	31,922	285,181	77,593
Other (income)	147,282	13,032	35,757	(973,106)
Total other (income) expense, net	1,475,381	342,835	2,962,575	(159,154)

Net income (loss)	$(1,439,762)	$(710,667)	$(5,298,365)	$(3,537,653)

Net income (loss) per share, basic	$(0.09)	$(0.06)	$(0.39)	$(0.28)

Net income (loss) per share, diluted	$(0.09)	$(0.06)	$(0.39)	$(0.28)

Weighted average number of common shares outstanding used to calculated basic net income (loss) per share	15,242,660	12,398,249	13,461,788	12,618,432

Effect of dilutive securities:
Equity based compensation	-	-	-	-
Weighted average number of common shares outstanding used to calculated diluted net income per share	15,242,660	12,398,249	13,461,788	12,618,432

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS
	December 31, 2010	March 31, 2010
ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$790,246	$249,582
Restricted cash	160,102	443,862
Accounts receivable, net of allowance for doubtful accounts of $97,375 and $87,207 at December 31, 2010 and March 31, 2010, respectively	926,010	478,113
Other receivables	184,436	259,831
Inventory	3,922,125	3,493,732
Prepaid expenses and other	747,208	338,095
Total current assets	$6,730,127	$5,263,215
Property and equipment, net of accumulated depreciation of $2,468,812 and $2,486,377 at December 31, 2010 and March 31, 2010, respectively	472,860	1,002,530
Other assets
Intangible assets, net of $20,825 and $6,854 of accumulated amortization at December 31, 2010 and March 31, 2010, respectively	277,090	275,599
Deposits	190,131	240,145
Deferred debt issuance costs, net of accumulated amortization of $512,163 and $486,791 at December 31, 2010 and March 31, 2010, respectively	1,713,859	62,291
Total other assets	$2,181,080	$578,035
Total Assets	$9,384,067	$6,843,780

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Notes payable	$638,312	$-
Notes payable – related party	318,513	-
Current portion – long term debt – related party	104,583	911,275
Current portion – long term debt	938,917	3,053,984
Accounts payable	2,192,061	3,354,703
Accrued expenses	898,320	1,449,977
Customer deposits	126,904	339,041
Deferred rent	28,391	40,773
Total current liabilities	$5,246,001	$9,149,753
Long term debt	3,537,577	1,020,957
Long term debt – related party	254,088	-
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized and 7,586 shares issued and outstanding at December 31, 2010 and March 31, 2010	8	8
Common stock, $.001 par value, 500,000,000 shares authorized, 15,242,660 and 12,398,249 shares issued and outstanding at December 31, 2010 and March 31, 2010, respectively	15,242	12,398
Additional paid-in capital	61,902,320	52,933,467
Accumulated (deficit)	(61,571,169)	(56,272,803)
Total Stockholders' Equity (Deficit)	$346,401	$(3,326,930)
Total Liabilities and Stockholders' Equity (Deficit)	$9,384,067	$6,843,780

SALES BY CHANNEL

	Three Months Ended December 31,
Product Revenue	2010	2009
Retail, net	$1,366,060	$3,649,483
Direct to consumer, net	3,563,597	4,159,984
International	73,214	129,781
Total	$5,002,871	$7,939,248

SALES BY PRODUCT TYPE

	Three Months Ended December 31,
	2010	2009
Product Revenue
AeroGardens	$3,251,866	$5,662,031
Seed kits and accessories	1,751,005	2,277,217
Total	$5,002,871	$7,939,248
% of Total Revenue
AeroGardens	65.0%	71.3%
Seed kits and accessories	35.0%	28.7%
Total	100.0%	100.0%

CALCULATION OF EBITDA

	Three Months Ended December 31,
	2010	2009
Operating Profit (Loss)	$35,619	$(367,832)
Add Back Non-Cash Items:
Depreciation	173,957	212,947
Amortization	4,357	(14,092)
Total Non-Cash Items	178,314	198,855
EBITDA	$213,933	$(168,977)

About AeroGrow International, Inc.:

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jack Walker and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, direct-to-consumer strategy, expanding sales, improved margins, operating efficiencies and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 under the caption "Item 1A. Risk Factors."  The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755

Or

Investor Relations
Alliance Advisors, LLC
Thomas Walsh or Chris Camarra
212-398-3487